Exhibit 99.1

Immunovant Reports Financial Results and Recent Business Updates for the Quarter Ended September 30, 2022

•IMVT-1402, a next generation, subcutaneously administered, neonatal fragment crystallizable receptor (FcRn) inhibitor unveiled

•New development programs for batoclimab in chronic inflammatory demyelinating polyneuropathy (CIDP) and Graves’ disease announced

•Phase 3 trials of batoclimab in myasthenia gravis (MG) and thyroid eye disease (TED) progressing

•Pro forma cash balance of $476 million expected to extend cash runway into second half of calendar year 2025

NEW YORK, November 4, 2022 – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage biopharmaceutical company committed to enabling normal lives for people with autoimmune diseases, today reported recent company updates and financial results for its fiscal second quarter ended September 30, 2022.

“This was an exciting quarter for Immunovant during which we unveiled a next generation anti-FcRn, IMVT-1402, that has been observed in a head-to-head animal study with batoclimab and placebo to have potentially best-in-class IgG reduction, with minimal or no impact on levels of albumin and LDL,” said Pete Salzmann, M.D., chief executive officer at Immunovant. “As a leader in FcRn inhibitor technology, our expertise in CMC has also enabled us to develop a formulation for IMVT-1402 whose properties are similar to batoclimab, thereby enabling simple subcutaneous administration for both assets in our franchise.”

Recent Updates and Anticipated Milestones:
Batoclimab:
Immunovant announced two new programs for batoclimab in CIDP and Graves’ disease.
•A pivotal Phase 2b trial in CIDP is planned to be initiated by the end of calendar year 2022, with initial results expected in the first half of calendar year 2024.
•In Graves’ disease, a Phase 2 trial is planned to be initiated in early calendar year 2023 with initial results expected in the second half of calendar year 2023.

Immunovant plans to finalize the lead asset and trial design in WAIHA following an expected engagement with the hematology division of the FDA before the end of calendar year 2022.

As previously disclosed, Immunovant expects to have top-line results from the MG trial in the second half of calendar year 2024 and expects to have top-line results from the two TED trials in the first half of calendar year 2025.

IMVT-1402:
This next generation FcRn inhibitor was unveiled in September. Immunovant plans to submit an Investigational New Drug (“IND”) application for IMVT-1402 in early calendar year 2023 with an expected initial data readout in mid-calendar year 2023.

Corporate Update:
On October 6, 2022, the Company raised approximately $70 million in net proceeds through an underwritten offering of common stock. With this cash infusion, Immunovant’s pro forma cash and cash equivalents as of September 30, 2022, totaled approximately $476 million, which is expected to extend cash runway into the second half of calendar year 2025.

Financial Highlights for Fiscal Second Quarter Ended September 30, 2022:
R&D Expenses: Research and development expenses were $37.7 million for the three months ended September 30, 2022, compared to $21.4 million for the three months ended September 30, 2021. The increase was primarily due to higher batoclimab program-specific research and development costs, increased personnel-related expenses (including stock-based compensation), and costs related to the research and development of IMVT-1402.

G&A Expenses: General and administrative expenses were $11.9 million for the three months ended September 30, 2022, compared to $16.3 million for the three months ended September 30, 2021. The decrease was primarily due to lower financial advisory, legal, and other professional fees, partially offset by higher personnel-related expenses (including stock-based compensation) and information technology costs.

Net Loss: Net loss was $47.9 million ($0.41 per common share) for the three months ended September 30, 2022, compared to $37.7 million ($0.35 per common share) for the three months ended September 30, 2021. Net loss for the three months ended September 30, 2022 and 2021 included $8.2 million and $8.4 million, respectively, related to non-cash stock-based compensation expense.

Common Stock: As of September 30, 2022, there were 116,614,088 shares of common stock issued and outstanding. On October 6, 2022, the Company issued 12,500,000 shares of common stock as part of the underwritten equity offering.

Financial Highlights for Fiscal Six Months Ended September 30, 2022:
R&D Expenses: Research and development expenses were $66.2 million for the six months ended September 30, 2022, compared to $40.1 million for the six months ended September 30, 2021. The increase was primarily due to elevated personnel-related expenses (including stock-based compensation), higher costs related to cross-indication clinical studies and clinical research, higher batoclimab program-specific research and development costs, and costs related to the research and development of IMVT-1402.

G&A Expenses: General and administrative expenses were $23.8 million for the six months ended September 30, 2022, compared to $27.5 million for the six months ended September 30, 2021. The decrease was primarily due to lower financial advisory, legal, and other professional fees, partially offset by higher personnel-related expenses (including stock-based compensation) and information technology costs.

Net Loss: Net loss was $88.3 million ($0.76 per common share) for the six months ended September 30, 2022, compared to $68.2 million ($0.66 per common share) for the six months ended September 30, 2021. Net loss for the six months ended September 30, 2022 and 2021 included $15.8 million and $12.2 million, respectively, related to non-cash stock-based compensation expense.

About Immunovant, Inc.
Immunovant, Inc. is a clinical-stage biopharmaceutical company dedicated to enabling normal lives for people with autoimmune diseases. As a leader in FcRn inhibitor technology, the Company is boldly developing innovative therapies for a range of debilitating autoimmune diseases with significant unmet patient needs. For additional information on the Company, please visit www.immunovant.com.

Forward-Looking Statements
This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "can," “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” “design,” “plan,” "intend," and other similar expressions are intended to identify forward-looking statements. Such forward looking statements include Immunovant’s expectations regarding the timing, design and results of clinical trials of its product candidates and indication selections; Immunovant's plan to develop batoclimab and IMVT-1402 across a broad range of autoimmune indications; the timing of discussions with FDA; Immunovant's beliefs regarding its cash runway; and the potential benefits of batoclimab’s and IMVT-1402’s unique product attributes. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others: initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; results of animal studies may not be predictive of results in humans; the timing and availability of data from clinical trials; the timing of discussions with regulatory agencies, as well as regulatory submissions and potential approvals; the continued development of Immunovant’s product candidates, including the timing of the commencement of additional clinical trials and resumption of current trials; Immunovant’s scientific approach, clinical trial design, indication selection and general development progress; future clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; any product candidate that Immunovant develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; Immunovant’s product candidates may not be beneficial to patients, or even if approved by regulatory authorities, successfully commercialized; the potential impact of the ongoing COVID-19 pandemic, geopolitical tensions, and adverse macroeconomic conditions on Immunovant’s clinical development plans and timelines; Immunovant’s business is heavily dependent on the successful development, regulatory approval and commercialization of batoclimab and IMVT-1402; Immunovant is at an early stage in development of for IMVT-1402 and in various stages of clinical development for batoclimab; and Immunovant will require additional capital to fund its operations and advance batoclimab and IMVT-1402 through clinical development. These and other risks and uncertainties are more fully described in Immunovant’s periodic and other reports filed with the Securities and Exchange Commission (SEC), including in the section titled “Risk Factors” in Immunovant’s most recent Annual Report on Form 10-K, its Form 10-Q to be filed with the SEC on November 4, 2022, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

IMMUNOVANT, INC.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$37,739	$21,361	$66,168	$40,066
General and administrative	11,875	16,289	23,821	27,469
Total operating expenses	49,614	37,650	89,989	67,535
Interest income, net	(1,154)	—	(1,154)	—
Other (income) expense	(793)	84	(1,147)	711
Loss before provision (benefit) for income taxes	(47,667)	(37,734)	(87,688)	(68,246)
Provision (benefit) for income taxes	261	(31)	613	(72)
Net loss	$(47,928)	$(37,703)	$(88,301)	$(68,174)
Net loss per common share – basic and diluted	$(0.41)	$(0.35)	$(0.76)	$(0.66)
Weighted-average common shares outstanding – basic and diluted	116,572,820	109,078,427	116,630,076	103,558,036

IMMUNOVANT, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share data)

	September 30,	March 31,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$405,773	$493,817
Accounts receivable	3,782	12,229
Prepaid expenses and other current assets	16,536	6,885
Total current assets	426,091	512,931
Operating lease right-of-use assets	1,743	2,303
Property and equipment, net	312	330
Total assets	$428,146	$515,564
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,461	$18,629
Accrued expenses	23,138	24,746
Current portion of operating lease liabilities	1,185	1,145
Total current liabilities	31,784	44,520
Operating lease liabilities, net of current portion	614	1,219
Total liabilities	32,398	45,739
Commitments and contingencies
Stockholders’ equity:
Series A preferred stock, par value $0.0001 per share, 10,000 shares authorized, issued and outstanding at September 30, 2022 and March 31, 2022	—	—
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding at September 30, 2022 and March 31, 2022	—	—
Common stock, par value $0.0001 per share, 500,000,000 shares authorized, 116,614,088 shares issued and outstanding at September 30, 2022 and 500,000,000 shares authorized, 116,482,899 shares issued and outstanding at March 31, 2022	12	12
Additional paid-in capital	840,661	824,796
Accumulated other comprehensive (loss) income	(1,237)	404
Accumulated deficit	(443,688)	(355,387)
Total stockholders’ equity	395,748	469,825
Total liabilities and stockholders’ equity	$428,146	$515,564

Contact:
Chau Cheng, PhD, MBA
Vice President, Investor Relations
Immunovant, Inc.
info@immunovant.com